CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 34 to Registration Statement Amendment No. 333-71813 on Form N-1A of our report dated November 22, 2016, relating to the financial statements and financial highlights of Pioneer Strategic Income Fund (the "Fund") appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2016. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP


Boston, Massachusetts
January 23, 2017